Exhibit 99.1

GSE Systems Secures Approximately $19 Million in New Orders for First Quarter of Fiscal 2023

Columbia, MD – April 25, 2023 - GSE Systems, Inc. (“GSE Solutions”, “GSE”, or “the Company”) (Nasdaq: GVP), a leader in advanced engineering and workforce solutions that support the future of clean-energy production and decarbonization initiatives of the power industry, today announced stronger order flow for the first quarter of fiscal 2023 of approximately $19 million. This compared to new orders of $11.4 million in the fourth quarter of fiscal 2022 and $11.1 million the first quarter of fiscal 2022.

Kyle J. Loudermilk, President and Chief Executive Officer of GSE, stated “The company had a very solid first quarter for booking new orders. We expect new orders to be around $19 million for the quarter, which puts the company is a strong position, especially when compared to levels achieved in 2022. The figure does include the renewing of a sizable, long-term agreement with two US Government engineering laboratories, but even backing that out, new order flow was higher on a year over year and sequential basis. While the industry is still a bit tepid in placing orders, these orders in the first quarter put us in a solid position for the remainder of the year. We continue to forge forward and expect to use these orders as a springboard in winning future business. We look forward to sharing more details when we report Q1 results.”

ABOUT GSE SOLUTIONS

Proven by more than 50 years of experience in the nuclear power industry, GSE knows what it takes to help customers deliver carbon-free electricity safely and reliably. Today, GSE Solutions leverages top talent, expertise, and technology to help energy facilities achieve next-level power plant performance. GSE's advanced Engineering and Workforce Solutions divisions offer highly specialized training, engineering design, program compliance, simulation, and technical staffing that reduce risk and optimize plant operations. With more than 1,100 installations and hundreds of customers in over 50 countries, GSE delivers operational excellence. www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Company Contact	Investor Contact
Kyle Loudermilk	Lytham Partners
Chief Executive Officer	Adam Lowensteiner, Vice President
GSE Systems, Inc.	(646) 829-9702
(410) 970-7800	gvp@lythampartners.com